Exhibit 99.3

[LETTERHEAD OF HARDT AND JUNCK ASSOCIATES, INC.]


                                                                            NEWS

FOR FURTHER INFORMATION, CONTACT:
ATHIA HARDT, 602-252-8200                                                 3/5/01


                  DR. LUCIAN SPATARO RESIGNS AS TESSERACT CEO

Dr. Lucian Spataro, Chief Executive Officer of The TesseracT Group, a private company that operates schools, resigned effective March 15 as Chief Executive officer of the organization. He will remain on the company's Board of Directors.

Michael Lynch, TesseracT's Chief Operating Officer, has been appointed by the Board to serve as CEO of the company, as well as Chief Operating Officer, effective March 15.

TesseracT filed a Chapter 11 petition in U.S. Bankruptcy court in October. Since then, the 11-year-old company has sold two of its private schools to parent groups, and a charter school to the Gan Yeladeem Learning Center. TesseracT also has sold its North Scottsdale private school and adjacent property to Educational Property Investors, Inc., which transaction is set to close this month, after which TesseracT will only own one remaining school -- the Eagan Minnesota private school. TesseracT also continues to operate the Sunrise preschools owned by its wholly-owned subsidiary, Sunrise Educational Services, Inc.

Dr. Spataro has resigned to pursue other interests. Dr. Spataro said: "With the conclusion of these most recent transactions, TesseracT, its Board, and I have met our goal of transitioning these schools to other organizations. During this process, we also worked hard to find consensus with our creditors and meet the needs of all of our constituent groups as best we could."

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He added, "I have nothing but gratitude to the many families, employees and vendors of this company, all of whom have been patient and cooperative through this often daunting process."

This news release contains forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties are described from time to time in the Company's SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and The TesseracT Group disclaims any intent or obligation to update forward-looking statements.

                                     -end-